UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2025

Penguin Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38102	36-5142687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 McCarthy Boulevard Milpitas, CA	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 623-1231

c/o Walkers Corporate Limited

190 Elgin Avenue

George Town, Grand Cayman

Cayman Islands

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.03 par value per share	PENG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Completion of Redomiciliation

On June 30, 2025, as part of the previously announced plan to change the corporate domicile of the publicly traded parent company of the Penguin Solutions group of companies from the Cayman Islands to the United States (the “Redomiciliation Transaction”), Penguin Solutions, Inc., a Delaware corporation (“Penguin Solutions Delaware”) became the ultimate parent company of the Penguin Solutions group of companies pursuant to a court-sanctioned scheme of arrangement under Cayman Islands law (the “Scheme of Arrangement”). Pursuant to the Scheme of Arrangement, each ordinary share of Penguin Solutions, Inc., a Cayman Islands exempted company (“Penguin Solutions Cayman”) and each convertible preferred share of Penguin Solutions Cayman was exchanged for one share of common stock, par value $0.03 per share, of Penguin Solutions Delaware (“Penguin Solutions Delaware common stock”) and one share of convertible preferred stock, par value $0.03 per share, of Penguin Solutions Delaware (“Issued Convertible Preferred Stock”), respectively. After the close of market trading on June 30, 2025, the Scheme of Arrangement was consummated and became binding on all shareholders of Penguin Solutions Cayman, and Penguin Solutions Cayman became a wholly-owned subsidiary of Penguin Solutions Delaware, thereby completing the Redomiciliation Transaction.

The issuance of shares of Penguin Solutions Delaware capital stock pursuant to the Scheme of Arrangement was exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”). Please refer to the definitive proxy statement (the “Redomiciliation Proxy Statement”) on Schedule 14A of Penguin Solutions Cayman filed on May 2, 2025 with the U.S. Securities and Exchange Commission (the “SEC”) for additional information about the Redomiciliation Transaction.

Prior to the Redomiciliation Transaction, Penguin Solutions Cayman’s ordinary shares were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the Nasdaq Global Select Market (“Nasdaq”). Penguin Solutions Cayman’s ordinary shares will be suspended from trading on and delisted from Nasdaq prior to the start of trading on July 1, 2025. Penguin Solutions Cayman expects to file a Form 15 with the SEC to terminate the registration under the Exchange Act of Penguin Solutions Cayman ordinary shares and suspend all of its reporting obligations under Sections 12(g) and 15(d) of the Exchange Act on the date hereof.

Pursuant to Rule 12g-3(a) under the Exchange Act, Penguin Solutions Delaware is the successor issuer to Penguin Solutions Cayman, Penguin Solutions Delaware’s common stock is deemed to be registered under Section 12(b) of the Exchange Act, and Penguin Solutions Delaware is subject to the periodic and current reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder. Penguin Solutions Delaware hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act. Penguin Solutions Delaware’s common stock will begin trading on Nasdaq at the start of trading on July 1, 2025 and will trade under the symbol “PENG”, which is the same symbol under which Penguin Solutions Cayman ordinary shares previously traded. The CUSIP number for Penguin Solutions Delaware’s common stock is 706915105.

Item 1.01	Entry into a Material Definitive Agreement.

Indemnification and Advancement Agreements

Effective upon the consummation of the Redomiciliation Transaction, Penguin Solutions Delaware entered into indemnification and advancement agreements (the “Indemnification Agreements”) with each of Penguin Solutions Delaware’s directors and executive officers. The Indemnification Agreements provide for indemnification of the directors and executive officers of Penguin Solutions Delaware to the fullest extent permitted under Delaware law as it now exists or may in the future be amended, against all liabilities, losses and expense incurred in connection with their service as a director or officer on behalf of Penguin Solutions Delaware. In addition, the Indemnification Agreements provide that, to the extent not prohibited by applicable law, Penguin Solutions Delaware will advance expenses, including attorneys’ fees, incurred by a director or officer of Penguin Solutions Delaware, in defending any action, suit or proceeding within fifteen days of request for such advancement; provided that, to the extent it is ultimately determined that such person is not entitled to be indemnified by Penguin Solutions Delaware, such director or officer has undertaken to repay any amounts so advanced.

The foregoing description of the Indemnification Agreements is a general description only and is qualified in its entirety by reference to the form of the Indemnification Agreement, which is filed as Exhibit 10.1, and incorporated herein by reference.

Supplemental Indentures to Indentures Governing Convertible Senior Notes

On June 30, 2025, following the consummation of the Redomiciliation Transaction, Penguin Solutions Delaware, entered into that certain (i) Second Supplemental Indenture, dated as of the date hereof (the “2026 Supplemental Indenture”), by and among Penguin Solutions Delaware, Penguin Solutions Cayman and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as trustee (in such capacity, the “Trustee”), to the Indenture, dated as of February 11, 2020 (as the same was supplemented by that certain First Supplemental Indenture, dated as of August 26, 2022, between Penguin Solutions Cayman and the Trustee), by and between Penguin Solutions Cayman and the Trustee (the “2026 Indenture”), pursuant to which Penguin Solutions Cayman issued $250,000,000 in aggregate principal amount ofits 2.25% Convertible Senior Notes due 2026 (the “2026 Notes”); (ii) First Supplemental Indenture, dated as of June 30, 2025 (the “2029 Supplemental Indenture”), by and among Penguin Solutions Cayman, Penguin Solutions Delaware and the Trustee, to the Indenture, dated as of January 23, 2023, by and between Penguin Solutions Cayman and the Trustee (the “2029 Indenture”), pursuant to which Penguin Solutions Cayman issued $150,000,000 in aggregate principal amount ofits 2.000% Convertible Senior Notes due 2029 (the “2029 Notes”); and (iii) First Supplemental Indenture, dated as of June 30, 2025 (the “2030 Supplemental Indenture,” and together with the 2026 Supplemental Indenture and the 2029 Supplemental Indenture, the “Supplemental Indentures”), by and among Penguin Solutions Cayman, Penguin Solutions Delaware and the Trustee, to the Indenture, dated as of August 6, 2024, by and between Penguin Solutions Cayman and the Trustee (the “2030 Indenture,” and together with the 2026 Indenture and the 2029 Indenture, the “Indentures”), pursuant to which Penguin Solutions Cayman issued $200,000,000 in aggregate principal amount ofits 2.00% Convertible Senior Notes due 2030 (the “2030 Notes,” and together with the 2026 Notes and the 2029 Notes, the “Notes”). The (i) 2026 Indenture was filed as Exhibit 4.1 to Penguin Solutions Cayman’s Current Report on Form 8-K filed with the SEC on February 11, 2020 and (ii) First Supplemental Indenture in respect of the 2026 Notes was filed as Exhibit 4.1 to Penguin Solutions Cayman’s Current Report on Form 8-K filed with the SEC on August 29, 2022, and the description of the material terms of the 2026 Indenture, the First Supplemental Indenture, and the 2026 Notes included in such Current Reports on Form 8-K is incorporated herein by reference. The 2029 Indenture was filed as Exhibit 4.1 to Penguin Solutions Cayman’s Current Report on Form 8-K filed with the SEC on January 23, 2023 and the description of the material terms of the 2029 Indenture and 2029 Notes included in such Current Report on Form 8-K is incorporated herein by reference. The 2030 Indenture was filed as Exhibit 4.1 to Penguin Solutions Cayman’s Current Report on Form 8-K filed with the SEC on August 6, 2024 and the description of the material terms of the 2030 Indenture and the 2030 Notes included in such Current Report on Form 8-K is incorporated herein by reference.

The Redomiciliation Transaction constitutes an “Ordinary Share Change Event” (as defined in each Indenture) pursuant to the terms of the Indentures. In connection with the Redomiciliation Transaction and the associated “Ordinary Share Change Event” under each Indenture, the Supplemental Indentures entered into as described in the foregoing paragraph provide that (i) the Notes will, in each case, be fully and unconditionally guaranteed by Penguin Solutions Delaware and (ii) Penguin Solutions Cayman will satisfy its conversion obligations under the Notes by paying or delivering, as applicable and in accordance with the terms of the Indentures, either (x) solely cash or (y) a combination of cash and common stock of Penguin Solutions Delaware, together, if applicable, with cash in lieu of fractional shares of common stock. Pursuant to the terms of the Supplemental Indentures, Penguin Solutions Delaware agreed to deliver such common stock when issuable under the applicable Indentures.

The foregoing description of the Supplemental Indentures is a general description only and is qualified in its entirety by reference to the Supplemental Indentures, copies of which are filed as Exhibits 4.1, 4.2 and 4.3, and incorporated herein by reference.

Investor Agreement

In addition, on June 30, 2025, effective upon consummation of the Redomiciliation Transaction, Penguin Solutions Delaware assumed from Penguin Solutions Cayman the Investor Agreement, dated as of December 13, 2024, by and between Penguin Solutions Cayman and a special purpose vehicle of SK Telecom Co., Ltd. (“SKT”) and Penguin Solutions Delaware and SKT amended and restated the Investor Agreement (as amended and restated, the “Investor Agreement”), which provides for certain rights and restrictions relating to SKT’s beneficial ownership of Issued Convertible Preferred Stock, as described under the heading “Description of Penguin Solutions Delaware Capital Stock” in the Redomiciliation Proxy Statement, which description is incorporated herein by reference.

The foregoing description of the Investor Agreement is a general description only and is qualified in its entirety by reference to the Investor Agreement, which is filed as Exhibit 4.4, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, on June 30, 2025, following the consummation of the Redomiciliation Transaction, Penguin Solutions Delaware entered into the Supplemental Indentures with respect to the Notes, providing for a full and unconditional parent guarantee by Penguin Solutions Delaware of Penguin Solutions Cayman’s obligations thereunder.

The information set forth under the heading “Supplemental Indentures to Indentures Governing Convertible Senior Notes” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to the Rights of Security Holders.

The information set forth in the Introductory Note, under the headings “Supplemental Indentures to Indentures Governing Convertible Senior Notes” and “Investor Agreement” in Item 1.01, and in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01	Changes in Control of Registrant.

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors and Officers

In connection with the completion of the Redomiciliation Transaction, the directors and executive officers of Penguin Solutions Cayman immediately prior to the completion of the Redomiciliation Transaction became the directors and executive officers of Penguin Solutions Delaware. In addition, following completion of the Redomiciliation Transaction, Penguin Solutions Delaware replicated the structure of the committees of the board of directors that previously were in place for Penguin Solutions Cayman.

Information regarding Penguin Solutions Delaware’s directors, executive officers and committee members is included in Penguin Solutions Cayman’s proxy statement on Schedule 14A filed with the SEC on December 20, 2024 under the headings “Corporate Governance and Board Matters,” “Information Regarding Committees of the Board of Directors,” “Other Information Related to Penguin Solutions, the Directors, and the Executive Officers” and “Certain Relationships and Related Person Transactions” and is incorporated herein by reference.

Assumption and Amendment and Restatement of Equity Plans

Effective upon the completion of the Redomiciliation Transaction, Penguin Solutions Delaware assumed Penguin Solutions Cayman’s Amended and Restated 2017 Share Incentive Plan, as amended, 2021 Inducement Plan and 2018 Employee Share Purchase Plan and all outstanding awards and rights thereunder and amended and restated each plan in the form of the Amended and Restated 2017 Stock Incentive Plan, the Amended and Restated 2021 Inducement Plan and the Amended and Restated 2018 Employee Stock Purchase Plan, respectively, to provide, among other things, that the securities issuable in connection with awards thereunder (including the purchase rights under the Amended and Restated 2018 Employee Stock Purchase Plan) will be shares of common stock of Penguin Solutions Delaware rather than ordinary shares of Penguin Solutions Cayman. The assumed awards and rights will continue to have substantially the same terms and conditions that applied prior to the consummation of the Redomiciliation Transaction, provided that securities issuable in connection with awards thereunder will be in shares of common stock of Penguin Solutions Delaware rather than ordinary shares of Penguin Solutions Cayman. A description of the material terms of the Amended and Restated 2017 Stock Incentive Plan is included in Penguin Solutions Cayman’s definitive proxy statement on Schedule 14A filed with the SEC on December 21, 2020, which description is incorporated herein by reference. A description of the material terms of the Amended and Restated 2018 Employee Stock Purchase Plan is included in Penguin Solutions Cayman’s definitive proxy statement on Schedule 14A filed with the SEC on December 15, 2017, which description is incorporated herein by reference. The Amended and Restated 2017 Stock Incentive Plan, the Amended and Restated 2021 Inducement Plan and the Amended and Restated 2018 Employee Stock Purchase Plan are filed as Exhibits 10.3, 10.4 and 10.5, respectively, hereto and incorporated herein by reference.

Named Executive Officer Agreements

Effective upon the completion of the Redomiciliation Transaction, Penguin Solutions Delaware assumed the following agreements with its named executive officers: the Transition Agreement between SMART Modular Technologies, Inc. and Jack Pacheco, dated as of April 2, 2025 (the “Transition Agreement”) and the Offer Letters between Penguin Solutions Cayman and each of Mark Adams (dated August 12, 2020), Anne Kuykendall (amended and restated as of September 25, 2023), Peter Manca (amended and restated as of May 23, 2024), and Nate Olmstead (dated June 18, 2024) (the “Offer Letters,” and together with the Transition Agreement, the “Executive Agreements”). A description of the material terms of the Transition Agreement is included in Penguin Solutions Cayman’s current report on Form 8-K filed with the SEC on April 2, 2025, which description is incorporated herein by reference, and a description of the material terms of the Offer Letters is included in Penguin Solutions Cayman’s definitive proxy statement on Schedule 14A filed with the SEC on December 20, 2024 under the headings “Employment and Severance Arrangements” and “Employment and Severance Agreements; Potential Payments upon Termination or Change in Control”, which description is incorporated herein by reference. The Offer Letters are filed as Exhibits 10.6, 10.7, 10.8 and 10.9 hereto and incorporated herein by reference. A copy of the Transition Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the third quarter of fiscal year 2025.

Cash Incentive Bonus Plan

Effective as of the completion of the Redomiciliation Transaction, Penguin Solutions Delaware assumed the executive bonus plan for fiscal year 2025 (the “Cash Incentive Bonus Plan”) that was in place at Penguin Solutions Cayman. Under the Cash Incentive Bonus Plan, executive officers are eligible for incentive awards which are earned based on the achievement of financial performance goals and an assessment of individual performance as determined by the Compensation Committee of the Board. In connection with the assumption of the Cash Incentive Bonus Plan, Penguin Solutions Delaware continued the target bonus opportunities and performance goals for fiscal year 2025 that were established by Penguin Solutions Cayman.

Director Compensation

Effective as of the completion of the Redomiciliation Transaction, Penguin Solutions Delaware adopted a director compensation policy for its independent directors. The terms of such director compensation policy are substantially the same as the terms of the director compensation policy maintained by Penguin Solutions Cayman immediately prior to the Redomiciliation Transaction (the “Penguin Solutions Delaware Independent Director Compensation Policy”). A description of the material terms of the Penguin Solutions Delaware Independent Director Compensation Policy is included in Penguin Solutions Cayman’s definitive proxy statement on Schedule 14A filed with the SEC on December 20, 2024 under the heading “Director Compensation”, which description is incorporated herein by reference. The Penguin Solutions Delaware Independent Director Compensation Policy is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Redomiciliation Transaction, Penguin Solutions Delaware filed an Amended and Restated Certificate of Incorporation on June 27, 2025, a copy of which is attached hereto as Exhibit 3.1. Additionally, on June 27, 2025, in connection with the Redomiciliation Transaction, Penguin Solutions Delaware executed and adopted a Certificate of Designation of Convertible Preferred Stock (the “Certificate of Designation”) that sets forth the terms, rights and obligations of the Issued Convertible Preferred Stock, a copy of which is attached hereto as Exhibit 3.2. In addition, Penguin Solutions Delaware adopted Amended and Restated Bylaws on June 30, 2025, a copy of which is attached hereto as Exhibit 3.3. The summary of the material terms of the Amended and Restated Certificate of Incorporation, the Certificate of Designation and the Amended and Restated Bylaws of Penguin Solutions Delaware is set forth under the heading “Description of Penguin Solutions Delaware Capital Stock” under Item 8.01 of this Current Report on Form 8-K and under the heading “Comparison of Rights of Cayman Islands Shareholders and Delaware Stockholders” in the Redomiciliation Proxy Statement, each of which is incorporated into this Item 5.03 by reference.

Such descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended and Restated Certificate of Incorporation, the Certificate of Designation and the Amended and Restated Bylaws, copies of which are attached hereto as Exhibits 3.1, 3.2 and 3.3 hereto, respectively, each of which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 30, 2025, Penguin Solutions Delaware issued a press release announcing the completion of the Scheme of Arrangement and the Redomiciliation Transaction. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by Penguin Solutions Delaware under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information contained in this Item 7.01, including Exhibit 99.1.

Item 8.01	Other Events.

DESCRIPTION OF PENGUIN SOLUTIONS DELAWARE CAPITAL STOCK

Penguin Solutions Delaware has one class of securities registered under Section 12 of the Exchange Act: its common stock. The following description of Penguin Solutions Delaware’s capital stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of Penguin Solutions Delaware’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Certificate of Designation, which are incorporated herein by reference.

General

Penguin Solutions Delaware’s authorized capital stock consists of 200,000,000 shares of common stock, $0.03 par value per share, and 30,000,000 shares of preferred stock, $0.03 par value per share.

Common Stock

Voting Rights

Shares of Penguin Solutions Delaware common stock are entitled to one vote per share. Penguin Solutions Delaware stockholders will not be entitled to cumulative voting for the election of directors. As a result, subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, at a duly called or convened meeting of stockholders at which a quorum is present, a plurality of the votes cast will be able to elect all of the directors then standing for election.

Conversion Rights

Shares of Penguin Solutions Delaware common stock are not convertible into any other security.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred shares, holders of Penguin Solutions Delaware common stock are entitled to receive dividends, if any, as may be declared from time to time by the Penguin Solutions Delaware Board of Directors (the “Penguin Solutions Delaware Board”) out of legally available funds. Dividends may be paid in cash, in property or in shares of Penguin Solutions Delaware’s capital stock. Declaration and payment of any dividend will be subject to the discretion of the Penguin Solutions Delaware Board. The time and amount of dividends will be dependent upon Penguin Solutions Delaware’s results of operations, financial condition, contractual restrictions and capital requirements, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Penguin Solutions Delaware Board may consider relevant.

Liquidation

In the event of Penguin Solutions Delaware’s liquidation, dissolution or winding up, holders of Penguin Solutions Delaware common stock are entitled to share ratably in the funds and net assets legally available for distribution to stockholders after the payment of all of Penguin Solutions Delaware’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, including, if applicable, the Issued Convertible Preferred Stock.

Pre-Emptive, Redemption and Similar Rights

Holders of shares of Penguin Solutions Delaware common stock do not have pre-emptive, subscription, or redemption rights. There are no redemption or sinking fund provisions applicable to Penguin Solutions Delaware common stock.

Fully Paid and Non-Assessable

All of the outstanding shares of Penguin Solutions Delaware common stock are fully paid and non-assessable.

Preferred Stock

General

The Penguin Solutions Delaware Amended and Restated Certificate of Incorporation authorizes the Penguin Solutions Delaware Board to issue preferred stock in one or more series and to determine the preferences, limitations and relative rights of any shares of preferred stock that it shall choose to issue, without vote or action by the stockholders. Pursuant to this authority, the Penguin Solutions Delaware Board of Directors has created a series of 200,000 shares of preferred stock of Penguin Solutions Delaware having a par value of $0.03 per share, designated as convertible preferred stock (referred to herein as the Issued Convertible Preferred Stock), which has the rights, preferences, powers, privileges, designations and restrictions, including voting rights, dividend rights, conversion rights, company redemption rights and liquidation preferences provided for under Delaware law and the Certificate of Designation.

Issued Convertible Preferred Stock

Ranking

Issued Convertible Preferred Stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Penguin Solutions Delaware’s affairs:

•

senior to all classes or series of Penguin Solutions Delaware common stock and all classes or series of Penguin Solutions Delaware capital stock now or hereafter authorized, issued or outstanding expressly designated as ranking junior to shares of Issued Convertible Preferred Stock;

•	on parity with any other class or series of Penguin Solutions Delaware capital stock expressly designated as ranking on parity with shares of Issued Convertible Preferred Stock; and

•	junior to any other class or series of Penguin Solutions Delaware capital stock expressly designated as ranking senior to Issued Convertible Preferred Stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities. Shares of Issued Convertible Preferred Stock will also rank junior in right of payment to other existing and future debt obligations.

Dividends

Holders of shares of Issued Convertible Preferred Stock are entitled to receive, whether or not there are funds legally available for the payment of dividends, cumulative dividends at the rate of 6.000% per annum on the sum of (i) the original issue price thereof, plus (ii) any compound dividends thereon (“Accumulated Stated Value”).

If, as and when declared by the Penguin Solutions Delaware Board, such dividends shall be payable in cash quarterly in arrears on or about the 15th day of February, May, August and November of each year commencing on August 15, 2025 (each, a “Dividend Payment Date”). Any such dividends that Penguin Solutions Delaware does not elect to declare and pay in cash shall compound quarterly on the applicable Dividend Payment Date and will be added to the then current Accumulated Stated Value. However, to the extent compounded dividends with respect to any Dividend Payment Date would result in the number of shares of common stock into which the shares of Issued Convertible Preferred Stock would be converted being in excess of the Common Stock Issuance Limitation (as defined in the Certificate of Designation) for any or all holders of shares of Issued Convertible Preferred Stock, then, to the extent of such excess, Penguin Solutions Delaware will declare the applicable dividend and make the dividend payment on such Dividend Payment Date in cash.

The amount of any dividend payable on shares of Issued Convertible Preferred Stock for each dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” is, other than in the case of the initial dividend period, the respective period commencing on and including each Dividend Payment Date and ending on, and including, the calendar day preceding the next Dividend Payment Date. The initial dividend period commenced on June 30, 2025 and will conclude on August 14, 2025. An amount equal to the accrued but unpaid dividends owed to former holders of Penguin Solutions Cayman convertible preferred shares prior to the Completion Date will be added to the amount of the dividend paid on the initial dividend payment date. Dividends will be payable to holders of record of shares of Issued Convertible Preferred Stock as they appear in the Penguin Solutions Delaware stock records at the close of business on the applicable record date, which will be February 1, May 1, August 1 and November 1, or such other record date designated by the Penguin Solutions Delaware Board as the record date for the payment of dividends that does not precede the date upon which the resolution fixing such date is adopted and is not more than 60 days prior to the applicable Dividend Payment Date.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Penguin Solutions Delaware’s affairs, before any distribution or payment will be made to holders of Penguin Solutions Delaware common stock or any other class or series of Penguin Solutions Delaware capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of its affairs, junior to Issued Convertible Preferred Stock, the holders of shares of Issued Convertible Preferred Stock are entitled to be paid out of Penguin Solutions Delaware’s assets legally available for distribution to stockholders, after payment of or provision for Penguin Solutions Delaware’s debts and other liabilities (including any class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of Penguin Solutions Delaware’s affairs, senior to shares of Issued Convertible Preferred Stock), a liquidation preference of the greater of (a) the amount such holder would receive had such holder converted their shares of Issued Convertible Preferred Stock to shares of Penguin Solutions Delaware common stock at the Conversion Price (as defined below) immediately prior to such voluntary or involuntary liquidation, dissolution or winding up and (b) such holder’s Liquidation Preference (as defined in the Certificate of Designation). If, upon Penguin Solutions Delaware’s voluntary or involuntary liquidation, dissolution or winding up, its available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Issued Convertible Preferred Stock and the corresponding amounts payable on all shares of each other class or series of Penguin Solutions Delaware capital stock ranking, as to rights upon voluntary or involuntary liquidation, dissolution or winding up, on parity with shares of Issued Convertible Preferred Stock in the distribution of assets, then holders of shares of Issued Convertible Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with shares of Issued Convertible Preferred Stock share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of Issued Convertible Preferred Stock are entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of Penguin Solutions Delaware’s affairs not less than 10 days prior to the voluntary or involuntary liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Issued Convertible Preferred Stock have no right or claim to any of Penguin Solutions Delaware’s remaining assets. Each of (a) any transaction (or series of related transactions) following which the pre-transaction stockholders of Penguin Solutions Delaware no longer hold equity securities representing at least a majority of the voting power to elect the Penguin Solutions Delaware Board and (b) the sale, lease, exclusive license, or other disposition of all or substantially all the assets of Penguin Solutions Delaware and its subsidiaries, whether by purchase, and sale, merger, consolidation, or otherwise, will be deemed to constitute a liquidation, dissolution or winding up of Penguin Solutions Delaware’s affairs unless the holders of at least two-thirds (2/3rds) of the then outstanding shares of Issued Convertible Preferred Stock elect otherwise by written notice sent to Penguin Solutions Delaware at least 5 days prior to the effective date of any such event.

Company Redemption Right

Shares of Issued Convertible Preferred Stock are not redeemable upon or repurchased upon the election of the holders of Issued Convertible Preferred Stock.

Beginning on December 13, 2029 and provided that all authorizations or approvals necessary to enable holders of Issued Convertible Preferred Stock to convert such shares into Penguin Solutions Delaware common stock, and for such holders to own such shares of Penguin Solutions Delaware common stock, have been obtained, Penguin Solutions Delaware may, at its option, if Penguin Solutions Delaware has funds legally available for the purpose of redemption, upon not fewer than 30 and not more than 60 days’ prior written notice, redeem all (and not less than all) outstanding shares of Issued Convertible Preferred Stock, at any time or from time to time, for cash at a redemption price of the Accumulated Stated Value (as defined in the Certificate of Designation), together with all accrued and unpaid dividends (whether or not declared) to the date of redemption, without interest, to the extent such accrued and unpaid dividends are not Compounded Dividends as of such time. Penguin Solutions Delaware will deliver notices of redemption not less than 30 nor more than 60 days prior to the redemption date. In addition to any information required by law or by the applicable rules of any exchange upon which Issued Convertible Preferred Stock may be listed or admitted to trading, each notice will state:

•	the redemption date;

•	the redemption price;

•	the Conversion Price (as defined below); and

•	that Penguin Solutions Delaware will redeem all shares of Issued Convertible Preferred Stock on the redemption date.

All shares of Issued Convertible Preferred Stock that are so redeemed will be automatically and immediately cancelled and retired and may not be reissued, sold or transferred.

Notwithstanding receipt of a redemption notice, each holder of Issued Convertible Preferred Stock shall have the ability to convert such holder’s Issued Convertible Preferred Stock into Penguin Solutions Delaware common stock based on the then-applicable Conversion Price prior to the redemption date.

Voluntary Conversion

At any time and from time to time, each holder of Issued Convertible Preferred Stock has the right to convert any number or all of the Issued Convertible Preferred Stock held by such holder into Penguin Solutions Delaware common stock.

To effect such a voluntary conversion, a holder of Issued Convertible Preferred Stock must provide written notice to Penguin Solutions Delaware’s transfer agent indicating the number of Issued Convertible Preferred Stock they wish to convert and, if applicable, any event on which such conversion is contingent. This notice must include the holder’s name or the names of any nominees in whose name the shares of Penguin Solutions Delaware common stock are to be issued. The conversion is effective at the close of business on the day the notice is received by the transfer agent, or once all contingent events (if any) have occurred, whichever is later, and at such time the shares of Penguin Solutions Delaware common stock issuable upon such conversion are deemed to be outstanding. Penguin Solutions Delaware will then register the holder or their nominees as the official holders of the full number of shares of Penguin Solutions Delaware common stock issued upon conversion and will pay cash for any fractional shares that would otherwise be issued, as described below.

The number of shares of Penguin Solutions Delaware common stock into which each share of Issued Convertible Preferred Stock is convertible is equal to the quotient obtained by dividing (i) the product of (a) the number of shares of Issued Convertible Preferred Stock to be converted multiplied by (b) the sum of (1) the Accumulated Stated Value (as defined in the Certificate of Designation) and (2) accumulated Compounded Dividends (as defined in the Certificate of Designation), and (3) all accrued and unpaid dividends (whether or not declared) up to but excluding the date of conversion, by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially equals $32.80784 per share and is subject to adjustment as described below.

The Conversion Price is subject to pro rata adjustments for any subdivisions of the outstanding shares of Penguin Solutions Delaware common stock, combination or consolidation of the outstanding shares of Penguin Solutions Delaware common stock, dividends or other distributions payable in shares of Penguin Solutions Delaware common stock to holders of Penguin Solutions Delaware common stock as follows:

•

if Penguin Solutions Delaware effects a subdivision of the outstanding shares of Penguin Solutions Delaware common stock, the Conversion Price in effect immediately before the subdivision shall be proportionately decreased such that the number of shares of Penguin Solutions Delaware common stock issuable upon conversion of each share of Issued Convertible Preferred Stock increases in proportion to the increase in the total number of shares of Penguin Solutions Delaware common stock outstanding;

•

if Penguin Solutions Delaware combines or consolidates the outstanding shares of Penguin Solutions Delaware common stock, the Conversion Price in effect immediately before the combination or consolidation shall be proportionately increased such that the number of shares of Penguin Solutions Delaware common stock issuable upon conversion of each share of Issued Convertible Preferred Stock decreases in proportion to the decrease in the total number of shares of Penguin Solutions Delaware common stock outstanding; and

•

if Penguin Solutions Delaware makes or issues, or fixes a record date for, a dividend or other distribution payable in shares of Penguin Solutions Delaware common stock to holders of shares of Penguin Solutions Delaware common stock, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately before such event by a fraction, the numerator of which is the total number of shares of Penguin Solutions Delaware common stock outstanding immediately prior to such event, and the denominator of which is the sum of (a) the total number of shares of Penguin Solutions Delaware common stock outstanding immediately prior to such event plus (b) the number of shares of Penguin Solutions Delaware common stock issuable in payment of such dividend or distribution.

Mandatory Conversion

Effective as of the Mandatory Conversion Time (as defined below) and provided that the Mandatory Conversion Conditions (as defined below) have been satisfied, Penguin Solutions Delaware shall be entitled to require all (but not less than all) outstanding Issued Convertible Preferred Stock to be converted into Penguin Solutions Delaware common stock at the Conversion Price in effect immediately prior to such conversion.

The “Mandatory Conversion Time” means a date following December 13, 2026 upon which the daily volume weighted average price of Penguin Solutions Delaware common stock on each day of any 15 consecutive trading day period following December 13, 2026 (ending on the trading day immediately prior to delivery of a Mandatory Conversion Notice) equals or exceeds 150% of the Conversion Price.

The “Mandatory Conversion Conditions” are as follows: (i) all authorizations or approvals necessary to enable holders of Issued Convertible Preferred Stock to convert such shares into Penguin Solutions Delaware common stock, and for such holders to own such shares of Penguin Solutions Delaware common stock, have been obtained, (ii) an effective shelf registration statement covers the resale of Penguin Solutions Delaware common stock issued upon conversion and (iii) such shares of Penguin Solutions Delaware common stock are listed on Nasdaq or, in certain scenarios, the New York Stock Exchange or both such exchanges.

Penguin Solutions Delaware shall provide written notice of a mandatory conversion (a “Mandatory Conversion Notice”) no later than 10 business days following the Mandatory Conversion Time. The Mandatory Conversion Notice must state:

•	that Penguin Solutions Delaware has exercised its mandatory conversion right;

•	the date of the Mandatory Conversion Time and the date for settlement of such mandatory conversion;

•	the Conversion Price at the Mandatory Conversion Time; and

•

a certification that all authorizations or approvals necessary to enable holders of Issued Convertible Preferred Stock to convert such shares into Penguin Solutions Delaware common stock, and for such holders to own such shares of Penguin Solutions Delaware common stock, have been obtained.

As soon as practicable following the Mandatory Conversion Notice, Penguin Solutions Delaware will register the Penguin Solutions Delaware common stock due upon conversion to each holder or their respective nominee(s) and deliver to such holders cash in lieu of fractional shares otherwise issuable upon such conversion. Penguin Solutions Delaware cannot exercise its mandatory conversion right in respect of any Issued Convertible Preferred Stock as to which a redemption notice has been duly delivered by Penguin Solutions Delaware.

No Maturity, Sinking Fund or Mandatory Redemption

Issued Convertible Preferred Stock has no maturity date and Penguin Solutions Delaware is not required to redeem Issued Convertible Preferred Stock at any time. Accordingly, Issued Convertible Preferred Stock will remain outstanding indefinitely, unless Penguin Solutions Delaware decides, at its option, to exercise its redemption right or mandatory conversion right, or holders of Issued Convertible Preferred Stock exercise their voluntary conversion right. Shares of Issued Convertible Preferred Stock are not subject to any sinking fund.

Voting Rights

Holders of Issued Convertible Preferred Stock have the voting rights set forth in the Certificate of Designation relating to such shares.

Except as prohibited by applicable law, each holder of Issued Convertible Preferred Stock is entitled to (i) vote as a single class with the holders of Penguin Solutions Delaware common stock on all matters submitted for a vote of holders of Penguin Solutions Delaware common stock, (ii) in connection with such vote, vote a number of votes equal to the largest number of whole Penguin Solutions Delaware common stock in which all Issued Convertible Preferred Stock held of record by such holder could then have been converted pursuant to the conversion procedures described above at the applicable record date for such vote or, absent such a record date, at the date such vote is taken, and (iii) receive notice of and attend all stockholders’ meetings (or receive notice of proposed action by written resolutions and the right to provide or withhold consent) and receive copies of all notices and other materials sent by Penguin Solutions Delaware to its holders of Penguin Solutions Delaware common stock relating to such meetings.

For so long as SKT or its subsidiaries or affiliates together beneficially own Issued Convertible Preferred Stock (and Penguin Solutions Delaware common stock issued with respect thereto) representing at least 5% of Penguin Solutions Delaware common stock then outstanding, calculated on a fully-diluted basis (such period, the “Director Period”), SKT and its affiliates that hold Issued Convertible Preferred Stock, acting together, may nominate to be elected or appointed to the Penguin Solutions Delaware Board: (i) one director, if the total number of directors is 11 or fewer, and (ii) two directors, if the total number of directors is 12 or greater (any such director, an “Investor Designee”), provided that each such director meets customary qualification requirements and is reasonably acceptable to the Penguin Solutions Delaware Board at the time of his or her designation. The rights of SKT and its affiliates with respect to the Investor Designees are not transferable to a third party without Penguin Solutions Delaware’s prior written consent.

During the Director Period (i) the Penguin Solutions Delaware Board shall nominate the Investor Designee(s) or their designated successors for appointment or re-appointment at the applicable stockholder meetings and use commercially reasonable efforts to cause such Investor Designees to be appointed or re-appointed, (ii) Penguin Solutions Delaware shall use reasonable best efforts to cause the appointment of each Investor Designee, including voting all unrestricted proxies in their favor and recommending approval of their appointment, and (iii) neither Penguin Solutions Delaware nor the Penguin Solutions Delaware Board will decrease the size of the Penguin Solutions Delaware Board if such decrease would require an Investor Designee to resign.

If an Investor Designee resigns, is removed, or otherwise vacates his or her office as a director during the Director Period, SKT and its affiliates that hold Issued Convertible Preferred Stock, acting together, have the right to select a replacement Investor Designee subject to the requirements set forth above. Subject to compliance with the foregoing sentence, the Penguin Solutions Delaware Board will be required to appoint such replacement to serve the remaining term of the departing Investor Designee within 20 days following receipt of such replacement’s name and relevant background information.

So long as any shares of Issued Convertible Preferred Stock remain outstanding, Penguin Solutions Delaware will not take certain specified actions as provided in the Certificate of Designation (such as amending the Amended and Restated Certificate of Incorporation of Penguin Solutions Delaware in a manner adverse to the powers, rights, preferences, restrictions or privileges of the Issued Convertible Preferred Stock, declaring a dividend or repurchasing shares (subject to exceptions), or issuing additional shares of Issued Convertible Preferred Stock), without the prior written consent or affirmative vote of the holders of at least two-thirds (2/3rds) of the then-outstanding Issued Convertible Preferred Stock.

In addition, for so long as SKT or its subsidiaries or affiliates together beneficially own Issued Convertible Preferred Stock (or Penguin Solutions Delaware common stock issued with respect thereto) representing at least 7.5% of the issued and outstanding shares of Penguin Solutions Delaware common stock, calculated on a fully-diluted basis, Penguin Solutions Delaware may not, without the prior written consent or waiver of SKT or such subsidiaries or affiliates or the approval of the Penguin Solutions Delaware Board (including the vote or consent of each Investor Designee), incur, assume or otherwise become liable for Indebtedness (as defined in the Certificate of Designation) if, as a result thereof, the Total Leverage Ratio (as defined in the Certificate of Designation) would exceed 5.00 to 1.00 as of the last day of any fiscal quarter of Penguin Solutions Delaware.

Notwithstanding any provisions to the contrary in the Penguin Solutions Delaware Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, the holders of shares of Issued Convertible Preferred Stock are permitted to act by written consent.

Book-Entry Procedures

Issued Convertible Preferred Stock is only issued via book-entry to the applicable account(s) registered in the name of the holders thereof.

Annual Stockholder Meetings

Penguin Solutions Delaware’s Amended and Restated Bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time, as exclusively selected by the Penguin Solutions Delaware Board. To the extent permitted under applicable law, Penguin Solutions Delaware may, but is not obligated to, conduct meetings by remote communications, including by webcast.

Stock Exchange Listing

Penguin Solutions Delaware common stock is currently listed on Nasdaq under the symbol “PENG,” the same symbol under which Penguin Solutions Cayman ordinary shares were previously listed. Penguin Solutions Delaware will not seek to list the Issued Convertible Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for Penguin Solutions Delaware common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Anti-Takeover Effects of Provisions of the Penguin Solutions Delaware Certificate of Incorporation and Bylaws and Delaware Law

The DGCL contains and Penguin Solutions Delaware’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of Penguin Solutions Delaware. Penguin Solutions Delaware expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Penguin Solutions Delaware to first negotiate with the Penguin Solutions Delaware Board, which Penguin Solutions Delaware believes may result in an improvement of the terms of any such acquisition in favor of Penguin Solutions Delaware stockholders. However, they will also give the Penguin Solutions Delaware Board the power to discourage acquisitions that some stockholders may favor.

Delaware Anti-Takeover Statute

Penguin Solutions Delaware is subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the voting power of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Penguin Solutions Delaware Board, such as discouraging takeover attempts that might result in a premium over the market price of the Penguin Solutions Delaware common stock.

Undesignated Preferred Stock

The ability to issue undesignated preferred stock makes it possible for the Penguin Solutions Delaware Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Penguin Solutions Delaware. These and other provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Penguin Solutions Delaware.

Stockholder Action and Special Stockholder Meetings

Penguin Solutions Delaware’s Amended and Restated Certificate of Incorporation provides that except as otherwise provided in the Amended and Restated Certificate of Incorporation or in the applicable certificate of designation related to any series of preferred stock (including the Issued Convertible Preferred Stock). any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting of its stockholders and may not be effected by any consent in writing by its stockholders. Penguin Solutions Delaware’s Amended and Restated Certificate of Incorporation further provides, subject to the special rights of the holders of one or more outstanding series of preferred stock (including the holders of Issued Convertible Preferred Stock), that special meetings of its stockholders may be called only by or at the direction of the Penguin Solutions Delaware Board, the Chairperson of the Penguin Solutions Delaware Board or Penguin Solutions Delaware’s Chief Executive Officer or President, thus prohibiting a stockholder (in his, her or its capacity as a stockholder) from calling a special meeting. These provisions might delay the ability of Penguin Solutions Delaware stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Penguin Solutions Delaware’s Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before Penguin Solutions Delaware’s annual meeting of stockholders or to nominate candidates for election as directors at Penguin Solutions Delaware’s annual meeting of stockholders. Penguin Solutions Delaware’s Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude Penguin Solutions Delaware stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. Penguin Solutions Delaware expects that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Penguin Solutions Delaware.

Supermajority Requirements for Certain Amendments of Penguin Solutions Delaware’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain amendments to Penguin Solutions Delaware’s Amended and Restated Certificate of Incorporation require the approval of 66-2/3% of the voting power of all then-outstanding shares of Penguin Solutions Delaware entitled to vote thereon, voting together as a single class.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

The Penguin Solutions Delaware Board determines by resolution the total number of directors that will constitute the whole board of directors. Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors (including the Issued Convertible Preferred Stock), in any election of directors at a duly called or convened meeting of stockholders at which a quorum is present, a director nominee for the Penguin Solutions Delaware Board is elected by the affirmative vote of a plurality of the votes cast with respect to such director. An incumbent director who is nominated for an election and fails to receive a plurality of the votes present and voting for such director’s re-election would be expected to tender their resignation to Penguin Solutions Delaware.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors (including the holders of Issued Convertible Preferred Stock), the directors of Penguin Solutions Delaware are divided into three staggered classes, with each director assigned into one of the three classes and the directors in each such class serving initial terms expiring at the first, second, and third annual meetings of stockholders following the completion of the Redomiciliation Transaction, respectively, and subsequent terms expiring at the annual meeting of stockholders in the third year following the year of such directors’ respective elections. Additionally, subject to maintaining certain ownership thresholds, the holders of Issued Convertible Preferred Stock have the right to nominate one director to the Penguin Solutions Delaware Board if the total number of directors of Penguin Solutions Delaware is 11 or less, and two directors if the total number of directors of Penguin Solutions Delaware is 12 or more.

The division of the Penguin Solutions Delaware Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of its management or a change in control. Penguin Solutions Delaware expects that additional directorships resulting from an increase in the number of directors, if any, will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The Amended and Restated Certificate of Incorporation of Penguin Solutions Delaware provides that, subject to the special rights of the holders of one or more outstanding series of preferred stock (including the Issued Convertible Preferred Stock) to elect directors, the directors of Penguin Solutions Delaware may be removed only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all then-outstanding voting stock entitled to vote at an election of directors. Furthermore, subject to (i) the special rights of the holders of one or more outstanding series of preferred stock to elect directors and (ii) the rights of Penguin Solutions Delaware stockholders to fill a vacancy created by the removal of a director at a meeting of stockholders held for that purpose, a majority of the Penguin Solutions Delaware Board has the exclusive right to appoint a director to fill a vacancy created by the expansion of the Penguin Solutions Delaware Board or the resignation, death or removal of a director. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Penguin Solutions Delaware, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

The Penguin Solutions Delaware Amended and Restated Certificate of Incorporation provides that, except for claims for which the U.S. federal courts have jurisdiction, unless Penguin Solutions Delaware consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following: any derivative action, suit or proceeding brought on Penguin Solutions Delaware’s behalf; any action, suit or proceeding asserting a claim of a breach of fiduciary duty; any action, suit or proceeding arising pursuant to the DGCL, its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; or any action asserting a claim against Penguin Solutions Delaware that is governed by the internal affairs doctrine.

Limitations of Liability and Indemnification Matters

Penguin Solutions Delaware’s Amended and Restated Certificate of Incorporation provides that Penguin Solutions Delaware has the power to provide rights to indemnification and advancement of expenses to, among others, its current and former directors and officers. The DGCL provides that the certificate of incorporation may not eliminate or limit the liability of:

•	a director or officer for any breach of the director or officer’s duty of loyalty to Penguin Solutions Delaware or its stockholders;

•	a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	a director pursuant to Section 174 of the DGCL;

•	a director or officer for any transaction from which the director or officer derived an improper personal benefit; or

•	an officer in any action by or in the right of Penguin Solutions Delaware.

Penguin Solutions Delaware’s Amended and Restated Bylaws provide that Penguin Solutions Delaware must indemnify its directors and officers to the fullest extent permitted by law. Penguin Solutions Delaware is also required to advance certain expenses (including attorneys’ fees) to its directors and officers and is expressly authorized to carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. Penguin Solutions Delaware has entered into agreements to indemnify the Penguin Solutions Delaware directors and executive officers as determined by the Penguin Solutions Delaware Board. Penguin Solutions Delaware believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Penguin Solutions Delaware Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against Penguin Solutions Delaware directors and officers for an alleged breach of fiduciary duty. They may also reduce the likelihood of derivative litigation against Penguin Solutions Delaware directors and officers, even though an action, if successful, might benefit Penguin Solutions Delaware and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that Penguin Solutions Delaware pays the costs of settlement and damages.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Penguin Solutions, Inc., effective as of June 27, 2025 (filed herewith).

3.2	Certificate of Designation of Penguin Solutions, Inc., effective as of June 27, 2025 (filed herewith).

3.3	Amended and Restated Bylaws of Penguin Solutions, Inc., adopted as of June 30, 2025 (filed herewith).

4.1	Second Supplemental Indenture in respect of the 2026 Notes, dated as of June 30, 2025, by and among Penguin Solutions Delaware, Penguin Solutions Cayman and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as trustee (filed herewith).

4.2	First Supplemental Indenture in respect of the 2029 Notes, dated as of June 30, 2025, by and among Penguin Solutions Delaware, Penguin Solutions Cayman and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as trustee (filed herewith).

4.3	First Supplemental Indenture in respect of the 2030 Notes, dated as of June 30, 2025, by and among Penguin Solutions Delaware, Penguin Solutions Cayman and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as trustee (filed herewith).

4.4	Amended and Restated Investor Agreement, dated as of June 30, 2025, by and between Penguin Solutions Delaware and Astra AI Infra LLC (filed herewith).

10.1	Form of Indemnification and Advancement Agreement (filed herewith).

10.2	Independent Director Compensation Policy (filed herewith).

10.3	The Registrant’s Amended and Restated 2017 Stock Incentive Plan (filed herewith).

10.4	The Registrant’s Amended and Restated 2018 Employee Stock Purchase Plan (filed herewith).

10.5	The Registrant’s Amended and Restated 2021 Inducement Plan (filed herewith).

10.6	Offer Letter, dated as of August 12, 2020, by and between the Registrant and Mark Adams (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38102) filed on August 13, 2020).

10.7	Amended and Restated Offer Letter, effective as of September 25, 2023, by and between the Registrant and Anne Kuykendall (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2025 (File No. 001-38102) filed on April 2, 2025).

10.8	Amended and Restated Offer Letter, dated as of May 23, 2024, by and between the Registrant and Peter Manca (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 30, 2024 (File No. 001-38102) filed on October 24, 2024).

10.9	Offer Letter, dated as of June 18, 2024, by and between the Registrant and Nathan Olmstead (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2024 (File No. 001-38102) filed on July 9, 2024).

99.1	Press Release, dated June 30, 2025 (filed herewith).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 30, 2025

Penguin Solutions, Inc.

By:	/s/ Anne Kuykendall
Name:	Anne Kuykendall
Title:	Senior Vice President and Chief Legal Officer